Exhibit 10(i)

UFP INDUSTRIES, INC.

EXECUTIVE RETIREMENT PLAN

2024 Restatement

The UFP Industries, Inc. Executive Retirement Plan ("ERP" or the "Plan") is maintained by UFP Industries, Inc. and its participating affiliates (the "Company"). The Plan is an unfunded, nonqualified deferred compensation plan. The Plan is structured to qualify for certain exemptions from the eligibility, funding, and other requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and, further, Plan benefits are computed without regard to compensation limits imposed under the Internal Revenue Code.

The Company established the Plan effective July 14, 2010. This document sets forth the Plan as restated on October 23, 2024 (the "2024 Restatement").

ARTICLE 1.PURPOSE; ADMINISTRATION; AND DEFINITIONS

1.1 Purpose of the Plan.  The purpose of the Plan is to help provide eligible executive employees of the Company an overall level of yearly retirement benefits, or lump sum distributions, which are competitive with the benefits provided executives retiring from other major U.S. industrial companies.

It is further intended to eliminate the need for separate severance agreements for salaried executive employees who separate from service after age 55.

It is intended that this Plan qualify as a plan "providing deferred compensation for a select group of management or highly compensated employees" under Section 201(2), 301(a)(3), and 401(a)(1) of ERISA.

1.2 Administration of the Plan.

(A)This Plan shall at all times be maintained, considered, and administered as a non-qualified plan that is wholly separate and distinct from the Company's 401(k) plan.

(B)Benefits under this Plan are not guaranteed.

(C)The Company is the plan administrator. The plan administrator will have complete discretion and authority over the administration of the plan, including the authority to construe, interpret, apply, and administer the Plan. A decision of the plan administrator as to interpretation or application of this Plan shall be given full force and effect unless it is proven that the interpretation or determination was an abuse of discretion.

(D)The plan administrator shall have the full power to engage and employ such legal, actuarial, auditing, tax, and other such agents, as it shall, in its sole discretion, deem to be in the best interest of the Company, the Plan, and its Participants and beneficiaries.

(E)The expenses of administering this Plan are borne by the Company and are not charged against its Participants and beneficiaries.

(F)Various aspects of Plan administration may be delegated to the Plan record-keeper selected by the plan administrator. In carrying out its delegated responsibilities, the Plan record-keeper shall have discretionary authority to construe, interpret, apply, and administer the Plan provisions. The discretionary authority delegated to the Plan record-keeper shall, however, be limited to the Plan terms relevant to its delegated responsibilities and shall not permit the Plan record-keeper to render a determination or to make any representation concerning benefits which are not provided by the express terms of the Plan. The Plan record-keeper's actions shall be given full force and effect unless determined by the plan administrator to be contrary to the Plan provisions or arbitrary and capricious.

(G)The 2024 Restatement is effective October 23, 2024.

1.3 Definitions.

(A)"Board" or "Board of Directors" means the Board of Directors of UFP Industries, Inc.

(B)"Cause" for termination of employment means any one or more of the following:

(1)major misconduct, such as fraud or embezzlement, gross insubordination, or the Participant's material failure (or a number of failures that are material in the aggregate) to perform his or her duties in a manner commensurate with generally accepted industry standards applicable to similarly situated executive employees;

(2)conviction of a felony adversely affecting the Participant's ability to carry on the normal duties of his or her position;

(3)conduct that is highly likely to bring public disrespect, contempt, or ridicule, upon the Company; or

(4)prolonged absence without the consent of the Board of Directors, but not absence that is permitted under the generally applicable employment policies and procedures of the Company or the terms of the executive employee's employment with the Company.

(C)"Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to continue for a period of at least 12 months. A Participant will be deemed to be disabled if the Social Security Administration has determined that the Participant is totally disabled for purposes of receiving disability benefits under the Social Security Act.

(D)"Participant" means an executive employed by the Company and participating in the Plan in accordance with the provisions of Article 2.1.

(E)"Plan Year" means the 12-month period beginning January 1 and ending December 31.

(F)"Separation from Service" means a termination of employment that qualifies as a separation from service under Section 1.409A-1(h) of the Treasury Regulations.

(G)"Spouse" means, with respect to any Participant, the person (if any) who is legally married to the Participant.

ARTICLE 2.PARTICIPATION

2.1Eligibility to Participate.  Participation in the Plan will be limited to a select group of executive employees of the Company who are identified by the Personnel and Compensation Committee of the Board of Directors on Appendix A attached hereto, as amended from time to time, as Participants in the Plan. The Personnel and Compensation Committee of the Board of Directors may add executive employees as Participants in the Plan at any time and for any reason.

2.2Individuals Not Eligible.  Notwithstanding Section 2.1, the following classes of individuals are ineligible to participate in the Plan:

(A)Any individual who provides services to the Company where there is an agreement with a separate company under which the services are provided (such individuals are commonly referred to by the Company as "contract employees" or "bundled-services employees");

(B)Any individual who has signed an independent contractor agreement, consulting agreement, or other similar personal services contract with the Company; and

(C)Any individual that the Company, in good faith, classifies as an independent contractor, consultant, contract employee, or bundled-services employee during the period the individual is so classified by the Company.

ARTICLE 3. EXECUTIVE RETIREMENT PLAN

3.1Entitlement to Benefits.  A Participant will be entitled to a benefit under this Plan only if the Participant meets the eligibility requirements in Article 2 and either:

(A)the Participant has at least 20 years of service with the Company as an employee, the Participant has at least ten years of service with the Company as an officer, and the Participant is at least 55 years of age, or

(B)there is a change in control of the Company, as defined in the Company's Long Term Stock Incentive Plan, as amended and restated.

3.2 Benefits.

(A)If a Participant who is eligible for benefits under Section 3.1(A) dies, becomes disabled, or otherwise separates from service on or after attaining age 62, or if a Participant who is eligible for benefits under Section 3.1(B), dies, becomes disabled, or otherwise separates from service, the Participant shall be entitled to a retirement benefit equal to 150% of the Participant's highest annual base salary during the three Plan Years immediately preceding the Plan Year in which the Participant died, became disabled, or otherwise separated from service.

(B)If a Participant who is eligible for benefits under Section 3.1(A) dies, becomes disabled, or otherwise separates from service before attaining age 62, the Participant shall be entitled to a retirement benefit equal to the lesser of (i) the cumulative total of the Participant's annual plan credits, or (ii) 150% of the Participant's highest annual base salary during the three Plan Years immediately preceding the Plan Year in which the Participant, died, became disabled, or otherwise separated from service.

(1)Each Plan year, a Participant shall be credited with an annual plan credit equal to the product of the Participant's annual base salary for the immediately preceding Plan Year times 150%, divided by the difference between age 62 and the Participant's age in whole years. (Example: base salary is $150,000. Participant is 55 years old. Annual plan credit is $150,000*150% / (62-55) = $32,142.86)

(2)Notwithstanding the foregoing, if a Participant separates from service for a reason other than death or disability before attaining age 60, the Participant's retirement benefit, if any, shall be reduced by 5/12ths of 1% of the amount determined under Section 3.2(B) for each full calendar month between the date of separation from service and the date the Participant would attain age 60.

3.3 Timing of Benefit Payments.

(A)Except as otherwise provided in Section 4.2, if the Participant separates from service as a result of death or disability, payment of the Participant's benefits will commence on the first day of the month immediately following the date of such separation from service.

(B)Except as otherwise provided in Section 4.2, if the Participant separates from service for any reason other than death or disability, payment of the Participant's benefits will commence not later than the first day of the third month immediately following the date of such separation from service.

3.4 Form of Benefit Payments.  Except as otherwise provided in this Section 3.4 and Section 4.2, the Participant's benefits shall be paid in three equal annual installments.

(A)In the event a Participant dies or becomes disabled after the Participant has separated from service, the Company has discretionary authority to pay any remaining payments to the Participant or his or her beneficiary, as applicable, in a single lump sum equal to the present value of the remaining payments.

(B)The obligation to provide benefits under this Article 3 shall cease at the end of the three year installment period or upon payment of a lump sum to the Participant or his or her beneficiary.

3.5 Designation of Beneficiary.  A Participant may designate a beneficiary to receive the benefit, if any, payable after the Participant's death on a form provided by or approved by the plan administrator. A married Participant must obtain the written consent of his or her spouse to designate a beneficiary other than the spouse. If a Participant designates his or her spouse as beneficiary and the Participant and Spouse are subsequently divorced, the judgment of divorce shall be considered to revoke the prior beneficiary designation of the spouse. If the Participant fails to designate a beneficiary, then the Plan will treat the Participant's spouse as the beneficiary. If no beneficiary survives the Participant, the Plan will treat the Participant's estate as the beneficiary.

3.6 Conditions and Forfeiture.

(A)Prior to receiving any benefits under this Plan, the Participant must sign and deliver to the Company a general release, including a covenant not to engage in any activity competitive with any business of the Company (the "Release").

(B)Notwithstanding any other provisions of this Plan, any benefits payable to a Participant will be forfeited and the Company may require a Participant or beneficiary to repay to the Company an amount equal to the benefits previously paid to the Participant if Participant violates or breaches any terms of the Release.

(C)Notwithstanding any other provision of this Plan, any benefits payable to a Participant will be forfeited if the Company terminates the Participant's employment for "Cause" as defined in Section 1.3.

(D)The provisions of this Section 3.6 are in addition to, and not in lieu of, any remedies that the Company may have against the Participants or his or her beneficiary.

ARTICLE 4.OTHER MATTERS

4.1 Amendment, Modification, Suspension, or Termination by Company.

(A)The Company reserves the right, by and through the Personnel and Compensation Committee of the Board of Directors (the "Committee") or its delegate, to amend or terminate this Plan in whole or in part, at any time, but such amendment or termination will not be effective unless the amendment or termination will not result in the imposition of the penalty tax and interest provisions under Section 409A(a)(1)(B) of the Internal Revenue Code (the "Code") and the amendment or termination is acknowledged or set forth in a statement signed by the Board of Directors, the Committee, or an appropriate individual or group as designated by the Board of Directors or the Committee. Absent an express delegation of authority from the Board of Directors or the Committee, no one has the authority to commit the Company to any benefit or benefits provision not provided for under this Plan or to change the eligibility criteria or other provisions of this Plan. Notwithstanding the above, no amendment or termination may reduce the benefits of Participants who are entitled to benefits under Section 3.1 of this Plan, including benefits being provided a surviving spouse, without the Participant's or surviving spouse's written permission, unless such amendment, modification, suspension or termination is required by law.

(B) The Committee may, from time-to-time and in its sole discretion, adopt limited early retirement provisions to provide retirements (i) during a specified period of time, (ii) at a specified level of benefits, and (iii) for a Participant who has otherwise met the eligibility requirements of Section 3.1(A) except that the Participant has not yet attained age 55.

4.2 Special Rules.

(A)Notwithstanding any provision of this Plan, no elections, modifications or distributions will be allowed or implemented if they would cause a Participant to be subject to the penalty tax and interest provisions under Section 409A(a)(1)(B) of the Code, unless the Committee specifies in writing that such elections, modifications or distributions shall be made notwithstanding the impact of such tax (i.e. court order, adverse business conditions). This plan is intended to be interpreted in accordance with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(B)Notwithstanding any other provision of the Plan, any Participant who is a "Specified Employee", as defined by Section 409A of the Code, will have a six month waiting period (or, if earlier, the date of death) before commencement of payment of any Plan benefits payable on account of a separation from service.  During the six-month waiting period, all amounts payable under this Plan will accumulate without interest.

(C)If at the time of separation from service the present value of all benefits under the Plan is less than the dollar limit under Section 402(g) of the Code as adjusted by the Secretary of the Treasury ($23,000 for 2024) such amount shall be paid in a lump sum within 90 days of such separation.

(D)Notwithstanding the provisions of the Plan to the contrary, under the provisions of Treasury Regulation Section 1.409A-3(j) benefits may be paid prior to the applicable payment date in the following events:

(1)To comply with an ethics agreement with the federal government, or to avoid a violation of any domestic or foreign ethics law or conflicts law;

(2)To satisfy any Federal Insurance Contributions Act (FICA) tax obligations;

(3)To pay the Retired Executive an amount required to be included in income due to a failure of the Plan to comply with Section 409A of the Code;

(4)Upon termination of the Plan;

(5)To pay state, local or foreign taxes arising from participation in the Plan; and

(6)To settle a bona fide dispute as to a Participant's right to a Plan distribution.

4.3 Claim Procedures.

(A)Claims for benefits will be determined under the following procedure regardless of whether the claimant is the Participant, a beneficiary, or any other person.

(B)All claims must be submitted in writing to the plan administrator. The claimant must provide such documents and other information as the plan administrator may request in order to make a determination on the claim.

(C)The plan administrator will make an initial determination on the claim within a reasonable period of time, but not later than 90 days after receipt of the claim, unless matters beyond the control of the plan administrator require an extension of time. If the plan administrator determines that an extension of time is required, the plan administrator will provide the claimant with written notice of the extension, the reasons for the extension, and the date by which the plan administrator expects to make the initial claim determination. The extension may not be longer than an additional 90 days. The time periods will begin when the claim has been properly submitted to the plan administrator for approval, even if the submission does not include all of the information necessary to make a determination on the claim.

(D)If the initial claim determination is adverse, the claimant may obtain full and fair review of the claim and initial determination by submitting a written request for review to the plan administrator at UFP Industries, Inc., 2801 E. Beltline NE, Grand Rapids, MI 49525 within 60 days after the initial determination. The notice will include all of the following:

(1)the reasons for the determination;

(2)a reference to the provisions of this Agreement on which the determination is based;

(3)a description of additional documents or other information, if any, that might permit approval of the claim and an explanation of why the additional documents and other information are necessary; and

(4)a description of the claim review procedures and the time limits applicable to the review procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(E)If the claimant has not received notice of the initial claim determination or notice of an extension of time within the initial 90-day period, the determination is deemed to be adverse.

(F)If the initial claim determination is adverse, the claimant may request review of the determination by written application to the plan administrator within 60 days after the determination.

(G)The claimant will have an opportunity to submit written comments, documents, and other information relevant to the claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. The review will take into account all comments, documents, and other information submitted by the claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination.

(H)The plan administrator will make a determination on review within a reasonable period of time, but not later than 60 days after receipt of the application, unless special circumstances require an extension of time. If the plan administrator determines that an extension of time is required, the plan administrator will provide the claimant with written notice of the extension, the reasons for the extension, and the date by which the plan administrator expects to make a determination on review. The extension may not be longer than an additional 60 days. If a reason for the extension is the claimant's failure to provide documents or other information necessary to decide the claim, the period for making the benefit determination will be tolled from day when notice of the extension is sent to the claimant until the day when the claimant provides the documents and other information.

(I)If the determination remains adverse after review, the plan administrator will provide to the claimant a written notice including all of the following:

(1)the reasons for the determination;

(2)a reference to the provisions of the Plan on which the determination is based;

(3)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

(4) a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

(J)If the claim involves a determination of disability, and the determination of disability is not to be made by a third party (such as the Social Security Administration, or an insurance company under a disability insurance policy), the special rules in this subsection (g) apply.

(K)The initial determination will be made within 45 days (rather than 90 days). This period may be extended for up to 30 days if the plan administrator determines that the extension is necessary due to matters beyond the control of the plan administrator and notifies the claimant, before the end of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the plan administrator expects to make a determination. If, before the end of the first 30 day extension period, the plan administrator determines that, due to matters beyond the control of the plan administrator, a determination cannot be made within the first extension period, the period for making the determination may be extended for up to an additional 30 days if the plan administrator notifies the claimant, before the end of the first 30 day extension period, of the circumstances requiring the extension and the date as of which the plan administrator expects to make a determination. In the case of any extension under this paragraph (1), the notice of extension will specifically explain the standards for the determination of disability, the unresolved issues that prevent a determination on the claim, and the additional information needed to resolve those issues, and the claimant will be allowed at least 45 days to provide the specified information.

(L)If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the initial adverse determination, the notice of the determination will include either the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.

(M)The time for requesting review of an initial adverse benefit determination will be 180 days (rather than 90 days). The time for making a determination on review will be 45 days (rather than 60 days), and the time for any extension will be 45 days (rather than 60 days). A committee appointed by the plan administrator will review the initial adverse benefit determination. The committee will consist of three directors, officers, or employees who are neither an individual who made the initial adverse benefit determination nor a subordinate of that individual. The committee will have discretionary authority over the review, including the discretionary authority to interpret the terms and provisions of the Plan. The review will be conducted without deference to the initial adverse benefit determination. If the adverse determination under review was based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the committee will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse determination that is under review nor the subordinate of any such individual. If the benefit determination remains adverse after review, the plan administrator will provide, upon request and free of charge, the identification of all medical or vocational experts whose advice was obtained on behalf of the plan in connection with the adverse determination, regardless of whether the advice was relied upon in making the determination.

(N) A claimant may not commence legal action regarding any claim (i) before the claims procedure has been exhausted, including proper submission of the claim to the plan administrator and proper request for review of any initial adverse determination, or (ii) more than two years after the final decision on review. Judicial review will be limited to review for abuse of discretion.

4.4 Service of Legal Process.  Service of legal process on the Company may be made at 2801 E. Beltline NE, Grand Rapids, MI 49525.

4.5 Non-Assignability.

(A)The retirement benefits under this Plan are not subject to assignment or alienation in any manner, and are to be exempt, to the maximum extent permitted by law, from the claims of creditors (other than the creditors of the Company).

(B)An assignment or alienation includes (but is not limited to) any sale, transfer or other disposition; any anticipation, pledge, security agreement or other method of securing payment or performance of an obligation; and any garnishment, execution, attachment, levy or other method of satisfying claims of creditors.

(C)The prohibition on assignment and alienation does not apply to claims of the Company. Notwithstanding any other provision in this Plan, the amount of any benefits paid to a Participant shall be reduced, in an amount up to $5,000 per year, as repayment of amounts that a Participant owes the Company or any subsidiary, for any reason, including but not limited to benefit overpayments, wage overpayments, and amounts due under all incentive compensation plans. The Participant will be relieved of liability in the amount of the reduction following the payment to the Company.

(D)The prohibition on assignment and alienation does not apply to tax withholding. All payments under the plan are subject to withholding of taxes as required or permitted by law.

4.6 No Fund or Segregated Assets.  This Plan does not require the Company to establish any fund or segregate any assets for a Participant's benefit. The Company may accumulate a reserve of assets for the payment of benefits, but the Participants will have no interest in any such reserve, or any other assets of the Company, by virtue of this Plan other than his or her interest as a creditor with an unsecured claim for payment of a benefit according to the terms of this Plan.

4.7 No Right to Employment.  This Plan does not create any right to employment or restrict the Company's right to terminate a Participant's employment.

4.8No Trust Relationship.  This Plan does not create any trust or similar relationship between the Company and a Participant with respect to the benefits provided under this Plan or any asset of the Company. The Company has complete legal and beneficial ownership of all assets attributable to the deferred compensation benefit.

4.9Severability.  If a court of competent jurisdiction determines that any provision of this Plan is unenforceable, the court may modify the unenforceable provision so as to give effect to this Plan in a way that is consistent with the underlying intent of the Company. If such a modification is not permitted or possible, the court may sever the unenforceable provision from this Plan, and give effect to the rest of the Plan in accordance with the remaining provisions, unless to do so would be fundamentally unfair to the Company.

4.10 Governing Law.  This Plan shall be governed by the laws of the State of Michigan, even if principles of Michigan law regarding conflict of laws or choice of law would otherwise require or permit a court to apply the law of another jurisdiction, subject to preemption by the law of the United States of America (including any common law developed by federal courts under the applicable laws of the United States).

UFP INDUSTRIES, INC.

By:

Title:

26318687.2